Exhibit 5.1

[LETTERHEAD OF PEPPER HAMILTON LLP]

August 2, 2012

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to a registration statement on Form S-8 of Comcast Corporation (the “Company”) which is being filed with the Securities and Exchange Commission (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The Registration Statement relates to 11,000,000 shares of Class A Common Stock, par value $0.01, of the Company (the “Shares”), 9,000,000 of which may be issued by the Company pursuant to the Comcast Corporation 2002 Employee Stock Purchase Plan (the “Comcast Employee Stock Purchase Plan”), and 2,000,000 of which may be issued by the Company pursuant to the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan (the “Comcast-NBCU Employee Stock Purchase Plan”, and together with the Comcast Employee Stock Purchase Plan, the “Plans”).

In connection with our representation of the Company, as a basis for our opinions hereinafter set forth, we have examined the Registration Statement, including the exhibits thereto, the Company’s Articles of Incorporation, as amended and restated, the Company’s By-laws, as amended and restated, the Plans and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable. This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

Our opinion is limited to the Business Corporation Law of the Commonwealth of Pennsylvania, as amended, including the statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting these laws, and the federal securities laws, each as in effect on the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP